EXHIBIT 99.1

For Further Information:

The Sands Regent 345 North Arlington Avenue Reno, NV 89501 (775) 348-2210 (775) 348-6241 Fax Contact: Ferenc Szony, President and CEO	CCG Investor Relations 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 (818) 789-1152 Fax Contact: Sean Collins, Partner

FOR IMMEDIATE RELEASE:

The Sands Regent Closes Acquisition of Rail City Casino

and Secures New Financing

Reno, Nevada – May 3, 2004 – The Sands Regent [NASD:SNDS], parent company to the Sands Regency Casino/Hotel in downtown Reno, Nevada and Gold Ranch Casino and RV Resort in Verdi, Nevada, announced today the completion of an agreement to purchase Rail City Casino in Sparks, Nevada from Alliance Gaming Corporation (NYSE:AGI), headquartered in Las Vegas. The Sands Regent became the owner and operator of Rail City on May 1, 2004.

Under terms of the sales agreement announced in December 2003, The Sands Regent has paid Alliance Gaming $37 million in cash and a $.9 million subordinated note payable over three years.

Ferenc Szony, President and CEO of The Sands Regent, commented, “Rail City Casino’s loyal customer base, great team of employees, and convenient location close to our other two properties make it exactly the kind of acquisition we were looking for to expand our presence in Northern Nevada. It gives us enhanced opportunities for cost-effective cross-marketing and cross-promotion in the Reno-area market, which continues to grow faster than both national and regional averages and is expected to grow another 17% to 400,000 area residents by 2010 according to the Nevada state demographer. We are pleased to add Rail City to our gaming property portfolio.”

Management also announced that in conjunction with the purchase of Rail City Casino, the Company refinanced its current line of credit with a Wells Fargo Bank syndicated, 5-year, $20,000,000 term loan with an initial interest rate of LIBOR plus 4% or Prime plus 2.5%. Additionally, the Company secured a Wells Fargo Bank syndicated, 5-year, $22,000,000 revolving credit facility with a similar interest rate structure and requires no payment of principal until maturity on May 1, 2009.

About The Sands Regent

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada and Rail City Casino in Sparks, Nevada. The Sands Regency is an 850-room hotel and casino with 29,000 square feet of gaming space offering table games, keno, bingo and slot machines. In addition to complete amenities and on-site brand-name restaurants, the Company’s property also includes a 12,000-square-foot convention and meeting center which seats close to 1,000 people. For further information, visit www.sandsregency.com.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers 260 slot machines in an 8,000 square foot casino, two restaurants, two bars, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store. Web site: www.goldranchrvcasino.com.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing more than 600 slots, 7 table games, keno, a sports book, the City Cafe family-style restaurant and a sports bar. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16).

Statements contained in this release, which are not historical facts, are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including the potential impact of future gaming regulatory decisions, including but not limited to, general and regional economic conditions, competition in the Reno area and from California Native American casino operations, the Company’s possible need for outside financing to pursue its growth plans, and other risk factors detailed from time to time in The Sands Regent’s periodic reports and registration statements filed with the Securities and Exchange Commission. Such risks could cause actual results to differ materially from those projected or implied in the forward-looking statements.

Contact:

Ferenc Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

CCG Investor Relations

(818) 789-0100

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